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PROSPECTUS
(LOGO)

                                   AGWAY INC.
                                       AND
                           AGWAY FINANCIAL CORPORATION

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                                     Price to        Underwriting Discounts        Proceeds to
                      Title of Class (1)                              Public           or Commissions (2)          Companies (3)
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
Agway Inc.
Guarantee of Debt Securities                                            --                  None                          --
8% Cumulative Preferred Stock, Series B
        Per Unit                                                   $       100              None                $            100
        Total                                                      $   194,600              None                $        194,600
Series HM Preferred Stock (4)
        Per Unit                                                   $        25              None                $             25
        Total                                                      $    97,225              None                $         97,225
Membership Common Stock (5)
        Per Unit                                                   $        25              None                $             25
        Total                                                      $    79,425              None                $         79,425
AGWAY FINANCIAL CORPORATION
Guaranteed, Subordinated Money Market Certificates
(minimums 8.50% and 8.75% per annum) due October 31, 2015 (6)
        Per Unit (7)                                                      100%              None                $      100/5,000
Guaranteed, Subordinated Member Money Market Certificates
(minimums 9.00% and 9.25% per annum) due October 31,
2015 (6)
        Per Unit (7)                                                      100%              None                $      100/5,000
Guaranteed, Subordinated Money Market Certificates
(minimum 9.50% per annum) due October 31, 2004 (6)
        Per Unit                                                          100%              None                $          2,000
Guaranteed, Subordinated Money Market Certificates
(minimum 9.75% per annum) due October 31, 2009 (6)
        Per Unit                                                          100%              None                $          2,000
Guaranteed, Subordinated Member and Subordinated Money Market
Certificates under the Interest Reinvestment Option
(ranging from minimum of 4.5% to 9.75% per annum) due from
October 31, 1998 through October 31, 2015
        Per Unit                                                          100%              None

TOTAL AGWAY FINANCIAL CORPORATION                                  $78,279,750                                  $78,27,750

        THE REGISTRANTS HAVE FILED A REGISTRATION STATEMENT TO REGISTER AN ADDITIONAL $49,000,000 IN SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933 ("1933 ACT"). IN ADDITION, AS OF DECEMBER 12, 2000, $29,651,000 OF THE $246,200,000 OF THE SECURITIES PREVIOUSLY REGISTERED ON REGISTRATION STATEMENT NO. 333-62509, WHICH WERE NOT SOLD, ARE INCLUDED IN THE TOTAL PRICE TO THE PUBLIC NOTED ABOVE AND ARE OFFERED HEREUNDER PURSUANT TO RULE 429 OF THE 1933 ACT.
        WHILE THE MONEY MARKET CERTIFICATES WILL, AT A MINIMUM, PAY THE STATED RATE OF INTEREST, A HIGHER RATE MAY BE PAID BASED UPON THE TREASURY BILL RATE AS DESCRIBED HEREIN.
        The Certificates bear interest payable semiannually in arrears on January 1 and July 1 of each year. The Certificates are redeemable at the option of the Company. A complete description of the securities offered by Agway Financial Corporation ("AFC") is set forth on pages 10 through 20 herein. Under Rule 424 of the 1933 Act, the Company has modified the per annum interest and maturity date of some of these securities.
        The Company is under no obligation to repurchase these securities when tendered and there is no market for any of the offered securities other than that provided by Agway Inc. (Agway) and AFC (together the "Companies") through their practice of repurchasing certain outstanding securities whenever registered holders elect to tender them for repurchase. The Companies do not intend to follow this practice with respect to the 9.50% and 9.75% Subordinated Money Market Certificates due October 31, 2004 and 2009 (the "9.50% Certificates" and the "9.75 Certificates"), respectively, described herein.
        The Company may, from time to time prior to the completion of the offering of the Certificates, change the rate of interest or maturity date offered by filing a supplement with the Securities and Exchange Commission. Any change in the interest rate or maturity date offered will not affect the rate of interest on or maturity date of any Certificates theretofore issued. The principal amount of each class of securities offered may vary but will not exceed in the aggregate of $78,651,000.
        FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE THE "RISK FACTORS" SECTION OF THIS PROSPECTUS SET FORTH ON PAGE 4.

                         FOOTNOTES ARE LOCATED ON PAGE 2

                THE DATE OF THIS PROSPECTUS IS DECEMBER 15, 2000






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